Mail Stop 0306




May 17, 2005



Ms. Linda Reddick
Vice President & Corporate Controller
Avanex Corporation
40919 Encyclopedia Circle
Fremont, California 94538

	RE:	Avanex Corporation
		Form 10-K for the fiscal year ended June 30, 2004
		Form 10-Q for the quarter ending December 31, 2004 Form 8-K dated November 1, 2004
      Form 8-K dated January 31, 2005
		File No. 0-29175

Dear Ms. Reddick:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.





							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant
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Mr. John T. Dickson
Agere Systems, Inc.
September 9, 2004
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